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                                                                       EXHIBIT 3


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                         OF EPOCH PHARMACEUTICALS, INC.,
                             a Delaware corporation


               The undersigned, Sanford S. Zweifach, hereby certifies that:

               ONE: He is the President and Secretary of Epoch Pharmaceuticals, Inc., a Delaware corporation (the "Corporation").

               TWO: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on August 14, 1985 under its original name, "Microprobe Corporation."

               THREE: The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:


                                "ARTICLE 1. NAME

        The name of this Corporation is Epoch Pharmaceuticals, Inc.


                     ARTICLE 2. REGISTERED OFFICE AND AGENT

        The address of the registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.


                               ARTICLE 3. PURPOSES

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.


                                ARTICLE 4. SHARES

        The total number of shares of stock which the Corporation shall have the authority to issue is sixty million (60,000,000) shares, consisting of a class of ten million (10,000,000) shares of Preferred Stock, par value $.01 per share, and a class of fifty million (50,000,000) shares of Common Stock, par value $.01 per share (the Preferred Stock, par value $.01 per share, being herein referred to as 'Preferred Stock'; and the Common Stock, par value $.01 per share, being herein referred to as 'Common Stock'). The Board of Directors is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a Certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and relative, participation, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to each such series of Preferred Stock.

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                               ARTICLE 5. BY-LAWS

        The Board of Directors shall have the power to adopt, amend or repeal the By-laws of the Corporation, subject to the power of the stockholders to amend or repeal such By-laws. The stockholders shall also have the power to adopt, amend or repeal the By-laws of the Corporation.


                        ARTICLE 6. ELECTION OF DIRECTORS


        Written ballots are not required in the election of Directors.


                          ARTICLE 7. PREEMPTIVE RIGHTS


        No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation


                          ARTICLE 8. CUMULATIVE VOTING

        The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of the Corporation.


                    ARTICLE 9. AMENDMENTS TO CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, any of the provisions contained in this Certificate of Incorporation, and the rights of the stockholders of the Corporation are granted subject to the reservation.


                  ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

        To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

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                                ARTICLE 11. SECTION 203

        The Corporation expressly elects to be governed by Section 203 of the General Corporation Law of the State of Delaware."

               FOUR: The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, the undersigned has executed this certificate on June __, 1998.

                                            EPOCH PHARMACEUTICALS, INC.


                                            By:
                                                  ------------------------------
                                                  Sanford S. Zweifach
                                                  President and Secretary